SCHEDULE 14(A) INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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NORTHWESTERN MUTUAL SERIES FUND, INC.
(Name of Registrant as Specified in its Charter)

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TO:	All NMIS Registered Representatives
NOTE:	Prior to communicating with any clients about proxy materials, please read and abide by the Field Communications Guidelines that will be available on LINKnet.

FOR INTERNAL USE ONLY – NOT FOR PUBLIC DISTRIBUTION

NORTHWESTERN MUTUAL SERIES FUND SHAREHOLDERS MEETING

Frequently Asked Questions ~ January 2, 2007

What is happening?

The Northwestern Mutual Series Fund, Inc. (“Series Fund”), is mailing proxy materials to all contractholders, policyholders, and payees who invested in the Series Fund through Northwestern Mutual variable annuity and variable life products (“Shareholders”). The proxy statement asks Shareholders to vote on certain proposals affecting the Series Fund.

What proposals are presented in the proxy?

The key proposals included in the proxy are:

1.	Election of six Directors to the Series Fund Board.

2.	To permit Mason Street Advisors, LLC (Mason Street Advisors), in its capacity as investment advisor for the Series Fund, and subject to the approval of the Fund’s Board of Directors, to amend agreements with unaffiliated sub-advisors without shareholder approval.

3.	To approve an amendment to the Investment Advisory Agreement with Mason Street Advisors.

4.	Approval of a change in a component of the investment objective of the Balanced Portfolio which would permit the Portfolio’s investment advisor to actively manage the equity portion of the Portfolio with a wider range of securities.

What are the important dates to remember?

-- Proxy Mailing to Shareholders: Early January 2007
-- Responses Must Be Received By: Noon, February 19, 2007
-- Shareholder Meeting: February 20, 2007

Who is entitled to vote?

Northwestern Mutual, as the sole owner of Series Fund shares through its general account and variable product separate accounts, is the only party entitled to vote at the shareholder meeting. All Shareholders that elected to have money allocated to the Series Fund as of November 30, 2006, however, have the right to instruct Northwestern Mutual as to how to vote on the four proposals. All Shareholders may vote on

Proposals 1, 2, and 3. Proposal 4, however, affects only the Balanced Portfolio. As a result, only Shareholders that elected to have money allocated to the Balanced Portfolio may vote on Proposal 4.

How can Shareholders provide voting instructions?

Once Shareholders have received and reviewed the proxy statement, Shareholders may provide voting instructions one of three ways:

1.	Online – by visiting www.proxyweb.com

2.	Telephone – by calling 1-888-221-0697

3.	Mail – by signing and returning the proxy card enclosed with their proxy statement

Who may clients or Financial Representatives call with questions?

The proxy statement instructs clients to call either their Financial Representative or the Northwestern Mutual Series Fund Proxy Line at 800-225-5665, which is the number reps can also call with questions

What if my client asks me how to vote on a proposal?

You should not instruct any Shareholder on how to vote. You may, however, indicate the Series Fund Board of Directors recommends Shareholders approve all proposals presented in the proxy statement.

INFORMATION REGARDING EACH PROPOSAL IN THE PROXY IS PROVIDED BELOW

PROPOSAL 1

ELECTION OF DIRECTORS
TO THE BOARD OF DIRECTORS OF NORTHWESTERN MUTUAL SERIES FUND
(pertains to all Portfolios)

Why are directors being elected at this time?

The Series Fund is seeking to fill recent Board vacancies and re-elect its current Directors. As a result, the Board is presenting two new director nominees, along with its four current Directors, as nominees for shareholder approval.

What are the responsibilities of the Board?

The Board is responsible for the general oversight of the business of the Series Fund and for ensuring the Portfolios are managed in the best interest of each Portfolio’s respective investors. The Board periodically reviews the Portfolios’ investment performance and the quality of the other services provided to the Portfolios and their shareholders by the Portfolios’ service providers.

How long would each nominee serve?

The Series Fund’s bylaws provide for a twelve-year term of service limitation commencing on the later of May 1, 2003, or the date of the Director’s election or appointment to the Board. Thus, any Director elected or appointed on or before May 1, 2003, would serve a maximum twelve-year term commencing on May 1, 2003. Any Director elected or appointed after May 1, 2003, however, would serve a maximum twelve-year term commencing as of the date of the Director’s election or appointment.

PROPOSAL 2

     APPROVAL TO ENTER INTO AND MATERIALLY AMEND AGREEMENTS WITH
INVESTMENT SUB-ADVISORS ON BEHALF OF ONE OR MORE OF THE PORTFOLIOS
WITHOUT OBTAINING SHAREHOLDER APPROVAL
(pertains to all Portfolios)

What are the Shareholders being asked to approve?

Mason Street Advisors, the Series Fund’s investment advisor, periodically enters into agreements with unaffiliated investment management firms (“sub-advisors”) to provide day-to-day investment management services to certain Series Fund Portfolios. Shareholders are being asked to provide Mason Street Advisors with increased flexibility to hire, terminate, and replace investment sub-advisors without obtaining shareholder approval.

Why are Shareholders being asked to vote on this proposal now?

Mason Street Advisors and the Series Fund recently applied for and received an exemptive order from the Securities and Exchange Commission that would provide Mason Street Advisors with the flexibility to hire, terminate and replace sub-advisors without shareholder approval once certain conditions are met. One condition is that shareholders approve this proposal. Mason Street Advisors and the Series Fund would be required to meet all the conditions of the exemptive order before relying on it.

Who are the current investment sub-advisors to the Series Fund?

Alliance Capital Management, LP, Capital Guardian Trust Company, Janus Capital Management, LLC, Templeton Investment Counsel, LLC, and T. Rowe Price Associates, Inc., currently serve as investment sub-advisors to certain Series Fund Portfolios.

What would change if Shareholders approve this proposal?

Currently, the Series Fund must obtain shareholder approval before Mason Street Advisors may enter into or amend agreements to hire, terminate, or replace an investment sub-advisor. This proposal would permit Mason Street Advisors, subject to Board approval, to enter into and amend such agreements without incurring the significant delay and potential expense associated with holding a shareholder meeting and obtaining shareholder approval.

What are the benefits and disadvantages of this proposal?

Shareholder approval of this proposal will permit Mason Street Advisors and the Board to hire, terminate and replace sub-advisors without incurring the significant delay and potential expense associated with obtaining shareholder approval. Shareholders would also, however, lose some control over the selection, termination, and replacement of sub-advisors.

What impact would this proposal have on the investment management fees paid by Shareholders?

This Proposal does not affect the amount of investment management fees paid by Shareholders to Mason Street Advisors. Any increase in the investment management fees paid by Shareholders of each Portfolio would continue to require that Portfolio’s Shareholder approval.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT
BETWEEN THE SERIES FUND AND MASON STREET ADVISORS
(pertains to all Portfolios)

What are the Shareholders being asked to approve?

The Board is proposing an amendment to the investment advisory agreement between the Series Fund and its investment advisor, Mason Street Advisors. The amendment indicates that Mason Street Advisors will, on behalf of the Series Fund, supervise and oversee the activities of any investment sub-advisors that provide investment management services to any Series Fund Portfolio.

What would change if shareholders approve this proposal?

The proposed amendment is not intended to result in a substantive change to the role of Mason Street Advisors in supervising and overseeing sub-advisors. Rather, the proposed amendment is intended to formalize Mason Street Advisors’ current practice of supervision and oversight of sub-advisors within the advisory agreement.

What are the Benefits of this Proposal?

The SEC proposed a rule in 2003 that would, if adopted, supercede the SEC exemptive order described above with respect to Proposal 2. Like the SEC exemptive order, the proposed rule would provide Mason Street Advisors with the flexibility to hire, terminate, and replace sub-advisors without shareholder approval. The proposed rule would also, however, require the Series Fund to incorporate language into its advisory agreement indicating Mason Street Advisors will supervise and oversee investment sub-advisors. The Series Fund is incorporating the language into the advisory agreement now to avoid the time and expense involved in seeking shareholder approval again if the proposed rule is adopted.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE INVESTMENT OBJECTIVE
OF THE BALANCED PORTFOLIO
(pertains to the Balanced Portfolio)

What are Shareholders being asked to approve?

Shareholders of the Balanced Portfolio are being asked to approve a change to the Portfolio’s investment objective. The Balanced Portfolio’s current investment objective has two components: primary and supplemental.

The primary component is to realize as high a level of total return as is consistent with prudent investment risk (the “Primary Objective”).

The second component supplements the Primary Objective with the investment objectives and policies for the Index 500 Portfolio, Select Bond Portfolio and Money Market Portfolio (the “Supplemental Objective”). Shareholders are being asked to approve the removal of the Supplemental Objective as an investment objective of the Balanced Portfolio.

What are the reasons for the proposed change?

The proposed change would permit the Balanced Portfolio to invest in a broader range of equity securities. The Balanced Portfolio is currently required to invest its equity component according to the investment objectives and policies of the Index 500 Portfolio. The Index 500 Portfolio’s investment objective is to seek investment results that approximate the performance of the Standard & Poor’s 500® Composite Stock Price Index (the “S&P 500® Index”). The S&P 500® Index is an unmanaged index of 500 selected common stocks, and is comprised primarily of large capitalization companies that represent a broad spectrum of the U.S. economy.

The proposed change would permit the Balanced Portfolio to invest in companies with small and mid-sized market capitalizations and foreign companies, in addition to large capitalization companies. Mason Street Advisors believes that by providing the flexibility to invest in a broader range of companies, the Portfolio will have reduced volatility and overall risk and will potentially improve returns.

With respect to the components of the Supplemental Objective referencing the objective of the Select Bond Portfolio and Money Market Portfolio, Mason Street Advisors has recommended, and the Board of Directors has concurred, these references are not necessary and their removal would avoid confusion as to the objective of the Balanced Portfolio.

What are the risks to the Balanced Portfolio of investing in securities of small and mid-sized companies?

The trading markets for small and mid-sized companies may be less liquid and more volatile than when trading in larger companies. This increases the risks of loss and greater price fluctuation. Small and mid-sized companies may also have limited product lines, markets and financial resources than larger, more well-established companies.

What are the risks to the Balanced Portfolio of investing in securities of foreign companies?

Foreign securities include political, economic and regulatory risks for currency fluctuations; withholding or other taxes; and trading, settlement, custodial and other operational risks. As a result of these and other issues, such as less stringent investor protection and disclosure standards, foreign investments can be more volatile and less liquid than U.S. investments. Foreign markets can also perform differently from U.S. markets.

Why has the Balanced Portfolio also decided to begin to use its authority to invest in junk bonds?

With regard to the fixed income component, the Balanced Portfolio has not historically purchased assets in high yield/high risk bonds (it currently has the authority to do so). Mason Street Advisors anticipates it will begin to purchase them, as is consistent with the Portfolio’s primary objective and it being subject to the existing limit of 20% of the Balanced Portfolio’s net assets.

By diversifying the Balanced Portfolio across several asset classes of equity and fixed income securities, Mason Street Advisors believes it may potentially (i) reduce volatility and (ii) deliver improved total returns to its Balanced Portfolio shareholders.

What are the risks to the Balanced Portfolio of investing in junk bonds?

Non-investment grade high yield/high risk bonds (sometimes referred to as junk bonds) tend to offer higher yields than higher rated securities of comparable maturities. However, they usually present greater risk of loss of income and principal. They are directly affected by the market perception of the creditworthiness of the securities’ issuers and are more likely to react to developments affecting market and credit risk than higher rated securities. The yield and price, therefore, may experience greater volatility than is the case with higher rated securities. In addition, the secondary market for these securities, which is concentrated in relatively few market makers, may not be as liquid and, under adverse market conditions, the secondary market could contract further. Judgment plays a more significant role in valuing these securities than those securities for which more objective market data are available.

Will fees and expenses increase in the Balanced Portfolio?

Although the management fee charged by Mason Street Advisors will remain the same, the expenses of increased trading and portfolio turnover may result in more transaction costs. Transaction costs are paid out of the assets of the Portfolio and can reduce returns. Upon the implementation of moving some of the assets out of the large-cap sector and into other asset classes, there will be an initial increase in these transaction costs.

Important Disclosure Information

The information contained herein is not an offer to sell, nor a solicitation of an offer to buy, shares of any investment company, nor is it a solicitation of any proxy. Investors are urged to read the proxy statement filed with the SEC for complete and important information regarding the proxy materials above, including the identity of all participants in the solicitation of proxies. Shareholders may obtain free copies of the proxy statement by visiting the SEC’s website at www.sec.gov.